Exhibit 19.1

INSIDER TRADING POLICY

Effective: January 10, 2025

In the course of conducting the business of Shepherd Ave Capital Acquisition Corporation (the “Company”), you will come into possession of material information about the Company or other entities that is not available to the investing public (“material nonpublic information”). You have a legal and ethical obligation to maintain the confidentiality of material nonpublic information. In addition, it is illegal and a violation of Company policy to purchase or sell securities of the Company or any other entity while you are in possession of material nonpublic information about the Company or that other entity. The Company’s Board of Directors has adopted this Insider Trading Policy (the “Policy”) in order to ensure compliance with the law and to avoid even the appearance of improper conduct by anyone associated with the Company. We have all worked hard to establish the Company’s reputation for integrity and ethical conduct, and we are all responsible for preserving and enhancing this reputation.

Scope of Coverage

The restrictions set forth in this Policy apply to all Company officers, directors, employees, wherever located, and to their spouses, minor children, adult family members sharing the same household and any other person or entity over whom the officer, director, employee exercises substantial influence or control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity. The Company may also determine that other persons should be subject to this Policy, who have access to material nonpublic information.

This Policy applies to transactions in ordinary shares, units, preferred stock, bonds and other debt securities, options to purchase ordinary shares, convertible debentures and warrants, as well as derivative securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities.

To avoid even the appearance of impropriety, additional restrictions on trading Company securities apply to directors, officers, and the employees of the Company who have access to material nonpublic information about the Company, listed on Appendix A, to be updated by the Company from time to time at the discretion of the Compliance Officer (as defined below). These policies are set forth in the Company’s Addendum to Insider Trading Policy (the “Addendum”). The Addendum generally prohibits those covered by it from trading in Company securities during blackout periods, and requires pre-clearance for all transactions in Company securities, and could apply to any potential public or private target of the Company. Depending on the facts and circumstances, any information related to a potential business combination by the Company is likely to be material.

Individual Responsibility

Persons subject to this Policy are individually responsible for complying with this Policy and ensuring the compliance of any family member, household member or entity whose transactions are subject to this Policy. Accordingly, you should make your family and household members aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or any other employee pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Material Nonpublic Information

What is Material Information? Under Company policy and United States laws, information is material if:

●	there is a substantial likelihood that a reasonable investor would consider the information important in determining whether to trade in a security; or

●	the information, if made public, likely would affect the market price of a company’s securities.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Material information can be positive or negative. Nonpublic information can be material even with respect to companies that do not have publicly traded stock, such as those with outstanding bonds or bank loans. When in doubt about whether particular nonpublic information is material, you should presume it is material. If you are unsure whether information is material, you should either consult the Compliance Officer before making any decision to disclose such information (other than to persons who need to know it) or to purchase, sell, trade in or recommend securities to which that information relates or assume that the information is material.

What is Nonpublic Information? Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disseminated and sufficient time must have passed for the securities markets to digest the information.

It is important to note that information is not necessarily public merely because it has been discussed in the press, which will sometimes report rumors. You should presume that information is nonpublic unless you can point to its official release by the Company in at least one of the following ways:

●	public filings with securities regulatory authorities;

●	issuance of press releases;

●	meetings with members of the press and the public; or

●	information contained in proxy statements and prospectuses.

You may not attempt to “beat the market” by trading simultaneously with, or shortly after, the official release of material information. Although there is no fixed period for how long it takes the market to absorb information, out of prudence a person in possession of material nonpublic information should refrain from any trading activity for two full trading days following its official release. If you are not sure whether information is considered public, you should either consult with the Compliance Officer or assume that the information is nonpublic and treat it as confidential.

Twenty-Twenty Hindsight. If securities transactions ever become the subject of scrutiny, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction you should carefully consider how the transaction may be construed in the bright light of hindsight. If you have any questions or uncertainties about this Policy or a proposed transaction, please ask such compliance personnel as shall be designated from time to time by the Company (“Compliance Officer”).

“Tipping” Material Nonpublic Information Is Prohibited

In addition to trading while in possession of material nonpublic information, it is also illegal and a violation of the Policy to convey such information to another (“tipping”) if you know or have reason to believe that the person will misuse such information by trading in securities or passing such information to others who will trade. This applies regardless of whether the “tippee” is related to the insider or is an entity, such as a trust or a corporation, and regardless of whether you receive any monetary benefit from the tippee.

Gifts of Securities

Bona fide gifts of securities are subject to the pre-clearance requirements described in the Addendum.

Safeguarding Confidential Information

If material information relating to the Company or its business has not been disclosed to the general public, such information must be kept in strict confidence and should be discussed only with persons who have a “need to know” the information for a legitimate business purpose. The utmost care and circumspection must be exercised at all times in order to protect the Company’s confidential information. The following practices should be followed to help prevent the misuse of confidential information:

●	Avoid discussing confidential information with colleagues in places where you may be overheard by people who do not have a valid need to know such information, such as on elevators, in restaurants and on airplanes.

●	Take great care when discussing confidential information on speaker phones or on cellular phones in locations where you may be overheard. Do not discuss such information with relatives or social acquaintances.

●	Do not give your computer IDs and passwords to any other person. Password protect computers and log off when they are not in use.

●	Always put confidential documents away when not in use and, based upon the sensitivity of the material, keep such documents in a locked desk or office. Do not leave documents containing confidential information where they may be seen by persons who do not have a need to know the content of the documents.

●	Be aware that the Internet and other external electronic mail carriers are not secure environments for the transmission of confidential information. If available, use Company-authorized encryption software to protect confidential electronic communications.

●	Comply with the specific terms of any confidentiality agreements of which you are aware.

●	Upon termination of your employment, you must return to the Company all physical and electronic copies of confidential information as well as all other material embodied in any physical or electronic form that is based on or derived from such information, without retaining any copies.

You may not bring the confidential information of any former employer to the Company.

Responding to Requests for Information

You may find yourself the recipient of questions concerning various activities of the Company. Such inquiries can come from the media, securities analysts and others regarding the Company’s business, rumors, trading activity, current and future prospects and plans, acquisition activities and other similar important information. Under no circumstances should you attempt to handle these inquiries without prior authorization. Only Company individuals specifically authorized to do so may answer questions about or disclose information concerning the Company.

●	Refer requests for information regarding the Company from the financial community, such as securities analysts, brokers or investors, to the Company’s Chief Executive Officer.

●	Refer requests for information from the Securities Exchange Commission or other regulators to Compliance Officer.

Reporting Violations/Seeking Advice

The Company has appointed Chief Financial Officer as the Compliance Officer for this Policy; provided that Chief Executive Officer of the Company will serve as Compliance Officer in respect of any proposed trading by Chief Financial Officer or his or her immediate family members.

Reporting Violations/Seeking Advice

You should refer suspected violations of this Policy to Compliance Officer. Compliance Officer may be reached via email at Jia Peng jiapeng@shepherdavecapital.com. In addition, if you:

●	receive material nonpublic information that you are not authorized to receive or that you do not legitimately need to know to perform your employment responsibilities, or

●	receive confidential information and are unsure if it is within the definition of material nonpublic information or whether its release might be contrary to a fiduciary or other duty or obligation,

you should not share it with anyone. To seek advice about what to do under those circumstances, you should contact Compliance Officer. Consulting your colleagues can have the effect of exacerbating the problem. Containment of the information, until the legal implications of possessing it are determined, is critical.

Post-Termination Transactions

This Policy and the Addendum continue to apply to transactions in Company’s securities even after termination of service with the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company’s securities until that information has become public or is no longer material. The pre-clearance procedures specified in the Addendum, however, will cease to apply to transactions in Company securities upon the expiration of any blackout period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Penalties for Violations of the Insider Trading Policy and Laws

In the United States and many other countries, the personal consequences to you of illegal insider trading can be severe. In addition to injunctive relief, disgorgement, and other ancillary remedies, U.S. law empowers the government to seek significant civil penalties against persons found liable of insider trading, including as tippers or tippees. The amount of a penalty could total three times the profits made or losses avoided. All those who violate U.S. insider trading laws, including tippers, tippees and remote tippees could be subject to the maximum penalty. The maximum penalty may be assessed even against tippers for the profits made or losses avoided by all direct and remote tippees. Further, civil penalties of the greater of $1 million or three times the profits made or losses avoided can be imposed on any person who “controls” a person who engages in illegal insider trading.

Criminal penalties may also be assessed for insider trading. Any person who “willfully” violates any provision of the Securities Exchange Act of 1934 (or rule promulgated thereunder) may be fined up to $5 million ($25 million for entities) and/or imprisoned for up to twenty years. Subject to applicable law, Company employees who violate this Policy may also be subject to discipline by the Company, up to and including termination of employment, even if the country or jurisdiction where the conduct took place does not regard it as illegal. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

If you are located or engaged in dealings outside the U.S., be aware that laws regarding insider trading and similar offenses differ from country to country. Employees must abide by the laws in the country where located. However, you are required to comply with this Policy even if local law is less restrictive. If a local law conflicts with the Policy, you must consult Compliance Officer.

SHEPHERD AVE CAPITAL ACQUISITION CORPORATION

ADDENDUM TO

INSIDER TRADING POLICY

INTRODUCTION

This Addendum explains requirements and procedures of the Insider Trading Policy (the “Policy”) of Shepherd Ave Capital Acquisition Corporation (the “Company”), which apply to all directors and officers, employees, of the Company, who have access to material nonpublic information about the Company, listed on Appendix A, to be updated by the Company from time to time at the discretion of the Compliance Officer (collectively, “Covered Persons”), and is in addition to and supplements the Company’s Policy. Please note that this Policy applies to all Company securities which you hold or may acquire in the future.

Please read this Addendum carefully. When you have completed your review, please sign the attached acknowledgment form and return it to Compliance Officer.

PRE-CLEARANCE PROCEDURES

Any Covered Persons subject to this Addendum, and their spouses, minor children, adult family members sharing the same household, and any other person or entity over whom the individual exercises substantial influence or control over his, her or its securities trading decisions (collectively, “Family Members”), may not engage in any transaction involving the Company’s securities (including the exercise of stock options, gifts, loans, contributions to a trust, or any other transfers) without first obtaining pre-clearance of the transaction from Compliance Officer and the Chairman of the Company’s Board of Directors (the “Chairman”). Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under federal laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to Compliance Officer and the Chairman. The requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, as applicable, and, in certain cases, Schedules 13D and 13G. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended and file Form 144, if necessary, at the time of any sale.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, and/or other Covered Persons. The existence of an event-specific blackout will not be announced. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific blackout, Compliance Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person.

REPORTING AND FORM FILING REQUIREMENTS

Under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), certain individuals (such as officers, directors, and those that hold more than 10% of any class of a company’s securities, collectively, “insiders”) must file forms with the SEC when they engage in certain transactions involving the Company’s equity securities. In this context, in addition to basic traditional equity interests such as common stock, “equity securities” of the Company also include any securities that are exchangeable for or convertible into, or that derive their value from, an equity security of the Company. These other securities are known as derivative securities, and include warrants, options, convertible securities, and stock appreciation rights.

Family Holdings

Insiders are presumed to beneficially own securities held by any member of the insider’s immediate family sharing such insider’s household. As a result, insiders must report all holdings and transactions by immediate family members living in such insider’s household. For this purpose, “immediate family” includes a spouse, children, stepchildren, grandchildren, parents, grandparents, stepparents, siblings, and in-laws, and also includes adoptive relationships.

Each Covered Person shall consult your individual legal counsel any questions concerning whether a particular transaction will necessitate filing of one of these Forms, or how or when they should be completed. The Company must disclose in its Annual Report on Form 10-K and in its Proxy Statement any delinquent filings of Forms 3, 4 or 5 by insiders, and must post on its website, by the end of the business day after filing with the SEC, any Forms 3, 4 and 5 relating to the Company’s securities.

SHORT-SWING TRADING PROFITS AND SHORT SALES

Short-Swing Trading Profits

In order to discourage insiders from profiting through short-term trading transactions in equity securities of the Company, Section 16(b) of the Exchange Act requires that any “short-swing profits” be disgorged to the Company. (This is in addition to the Form reporting requirements described above.)

“Short-swing profits” are profits that result from any purchase and sale, or sale and purchase of the Company’s equity securities within a six-month period, unless there is an applicable exemption for either transaction. It is important to note that this rule applies to any matched transactions in the Company’s securities (including derivative securities), not only a purchase and sale or sale and purchase of the same shares, or even of the same class of securities. Furthermore, pursuant to the SEC’s rules, profit is determined so as to maximize the amount that the insider must disgorge, and this amount may not be offset by any losses realized. “Short-swing profits” may exceed economic profits.

PENALTIES FOR VIOLATING THE SECURITIES LAWS AND COMPANY POLICY

The seriousness of securities law violations is reflected in the penalties such violations carry. A director’s resignation may be sought, or an officer will be subject to possible Company disciplinary action up to and including termination of employment. In addition, both the Company itself and individual Covered Persons may be subjected to both criminal and civil liability. These violations may also create negative publicity for the Company.

QUESTIONS

Because of the technical nature of some aspects of the federal securities laws, all Directors and Officers should review this material carefully and contact Compliance Officer if at any time (i) you have questions about this Policy or its application to a particular situation; or (ii) you plan to trade in the Company’s securities, but are unsure as to whether the transaction might be in conflict with the securities laws and/or this Policy.

ACKNOWLEDGMENT AND CERTIFICATION

The undersigned does hereby acknowledge receipt of Shepherd Ave Capital Acquisition Corporation Insider Trading Policy. The undersigned has read and understands such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of nonpublic information.

(Signature)

(Please print name)

Date: January 10, 2025

APPENDIX A

LIST OF COVERED PERSONS

Name	Title/Department
William W. Snyder	CEO, Chairman, Director
Jia Peng	CFO, Director
Stephen Markscheid	Director
Evan M. Graj	Director
Wee Peng Siong	Director